Exhibit 99.1

W.W. Grainger, Inc. Names Steven A. White to its Board of Directors

CHICAGO, October 28, 2020 – Grainger (NYSE: GWW), the leading broad line supplier of maintenance, repair and operating (MRO) products serving businesses and institutions, today announced its Board of Directors has appointed Steven A. White to its Board, effective October 27, 2020.

Mr. White, age 59, has served as President, Comcast West Division, of Comcast Corporation since 2009. In this role, he leads approximately 30,000 employees, oversees more than 10 million customers in 13 states and drives annual revenue of approximately $18 billion. In January 2021, Mr. White is expected to assume new responsibilities as President, Special Counsel to the CEO, Comcast Cable.

Prior to this, Mr. White was Regional Senior Vice President for Comcast California. He also served as the Regional Senior Vice President of the company’s Mid-South Region. In addition, Mr. White held positions of Senior Vice President, AT&T’s Atlanta cluster, and Regional Vice President with Tele-Communications, Inc. (TCI), which was purchased by AT&T. Before joining the cable industry, Mr. White spent six years with the Colgate-Palmolive Company.

“Steve is customer focused and brings expertise related to eCommerce, sales, marketing, operations and overall general management across a number of industries,” said DG Macpherson, Board Chairman and Chief Executive Officer of Grainger. “Steve will be an outstanding addition to an already strong and diverse group of Directors, and we welcome him to the Grainger Board.”

Mr. White currently serves on the Board of Directors of Hormel Foods Corporation and the Comcast Foundation. In addition, he is a member of the Colorado Forum, Executive Leadership Council and Delta Boule’ Denver. Mr. White holds a Bachelor of Arts degree from Indiana University.

With this appointment, Grainger now has 12 members on its Board of Directors.

About Grainger
W.W. Grainger, Inc., with 2019 sales of $11.5 billion, is North America's leading broad line supplier of maintenance, repair and operating (MRO) products, with operations primarily in North America, Japan and Europe.

Media Contact:

Joe Micucci

joseph.micucci@grainger.com

847.535.0879